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Exhibit 10.28

DEVELOPMENT AND LICENSE AGREEMENT

        THIS DEVELOPMENT AND LICENSE AGREEMENT (this "Agreement") is entered into as of January 22, 2002 (the "Effective Date") by and between JNI CORPORATION, a Delaware corporation ("JNI"), having a place of business at 10945 Vista Sorrento Parkway, San Diego, California 92130 and TROIKA NETWORKS, INC., a California corporation ("Troika"), having a place of business at 2829 Townsgate Road, Westlake Village, California 91361-3017.

RECITALS

        A. JNI and Troika have entered into that certain Asset Acquisition Agreement dated January 22, 2002 (the "Asset Acquisition Agreement").

        B. The parties desire to set forth the terms under which Troika will perform certain development activities and license certain software to JNI, as set forth herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the parties agree as follows:

1.    DEFINITIONS.

        For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

        1.1  "Confidential Information"  means non-public information disclosed under this Agreement that is marked or designated as confidential by the disclosing party at the time of disclosure. Confidential Information may include (but is not limited to) software, business methods, business plans, concepts, and test results. Confidential Information does not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, or (d) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.

        1.2  "Device"  means a PCI version of JNI's 2Gbps Host Bus Adaptor product.

        1.3  "Error"  means any error or defect in the features and functionality of the Software existing as of the Effective Date, which is not the result of changes to hardware configurations or from changes to third party applications used in conjunction with the Software and (a) prevents the Software from conforming substantially to or performing substantially in accordance with the documentation therefor; (b) results from deviations from commonly accepted standards for normal and correct operation of computer programs, even if not explicitly mentioned in the documentation for the Software; or (c) causes the Software to abnormally cease functioning, produce incorrect or misleading information, erroneously interpret information given to it, or similar deviations.

        1.4  "Exclusive Field"  means use in HBA (as that term is defined in the Asset Acquisition Agreement) products, including, but not limited to HBA Products (as that term is defined in the Asset Acquisition Agreement).

        1.5  "Marks"  means the Troika trademarks described on Exhibit E.

        1.6  "Non-Exclusive Field"  means all fields other than the Exclusive Field.

        1.7  "Ported Software"  means a ported version of the software programs listed on Exhibit A created by Troika pursuant to Section 3.

        1.8  "Software"  means the software programs and documentation listed in Exhibits A and B, together with the Ported Software, and any related documentation or Updates provided to JNI under this Agreement.

        1.9  "Source Code"  means the source code for the Software.

        1.10    "Statement of Work" or "SOW" means the Statement of Work attached hereto as Exhibit C.

        1.11  "Updates"  means any corrections or workarounds for Errors developed by either party prior to December 31, 2002.

2.    DELIVERY

        Within five (5) business days after the Effective Date, Troika shall deliver to JNI one (1) copy of the Software listed on Exhibit A, and one (1) copy of the Source Code for such Software. Troika agrees to deliver the Software listed on Exhibit B to JNI as expeditiously as possible, but in any event, no later than thirty (30) days after the Effective Date. All Software and Source Code delivered under this Agreement shall be provided on CD-ROM, or on such other media as the parties may agree upon in writing, and delivered to JNI at the address first set forth above.

3.    DEVELOPMENT

        3.1    Scope of Development.    Troika will port the software programs listed on Exhibit A to the Device, in accordance with the Statement of Work attached hereto as Exhibit C. Troika will devote the personnel and resources necessary to perform such development in accordance with the schedule set forth in the Statement of Work.

        3.2    JNI Assistance.    JNI will provide at no cost to Troika one or more Devices and certain information, software and source code, as specified in the Statement of Work, solely for use by Troika in performing its obligations under this Section 3. Troika shall not use any such Devices, information, software and source code for any purpose other than performing its obligations under this Agreement. Upon acceptance of the Ported Software, Troika shall use commercially reasonable efforts to return to JNI, upon JNI's request, such working Devices still in its possession.

        3.3    Modifications to the Statement of Work.    Prior to delivery of the Ported Software under Section 3.4, either party may request changes or modifications to the Statement of Work (a "Change Order"). All such Change Orders shall be in writing. No Change Order shall be effective unless mutually agreed upon and executed by each party. Each Change Order will specify (i) the nature of the change, (ii) any change in a milestone or milestone date, and (iii) any change in consideration to be paid to Troika as a result of such Change Order.

        3.4    Testing and Acceptance.    Troika will test the Ported Software to ensure that it meets the acceptance criteria set forth in Exhibit D (the "Acceptance Criteria"). Upon successful completion of such testing, Troika shall deliver to JNI the Ported Software, in object code and source code form. JNI shall have thirty (30) days after the date of such delivery to test and inspect the Ported Software. If the Ported Software fails to meet the Acceptance Criteria, then JNI may return the Ported Software to Troika, along with a report specifying in reasonably specific detail the nature of such failure. Upon receipt of such report, Troika shall promptly modify or replace the Ported Software such that it conforms to the Acceptance Criteria, and shall re-deliver the Ported Software to JNI for acceptance in accordance with this Section 3.4; provided, however, that if Troika in good faith disputes such failure, then Troika shall notify JNI in writing of such dispute within five (5) days after its receipt of JNI's report, and the following procedures shall apply:

          (a)  Within five (5) days after JNI's receipt of Troika's written notice of the existence of a dispute, the parties' respective CTOs (or a suitable designee) shall confer with each other to resolve the dispute in good faith.

          (b)  If the dispute is not resolved by the parties' CTOs within said 5-day period, the parties shall immediately submit the dispute to a mutually agreed neutral third party mediator who shall be an information technology expert knowledgeable in the HBA field (the "Mediator"). Within five (5) days after such submission, the parties shall provide the Mediator with all pertinent information and documentation relating to the Ported Software (including, without limitation, all development and testing documentation), provided that the Mediator has executed a written nondisclosure agreement. Each party shall also submit its arguments and supporting evidence to the Mediator within such 5-day period. The Mediator shall have ten (10) days thereafter to review all pertinent information and documentation relating to the Ported Software, as well as each party's arguments and supporting evidence. During such 10-day period, each party shall be given an opportunity to review the other party's arguments and supporting evidence and submit a response thereto to the Mediator. At the end of such 10-day period, the Mediator shall issue a written decision as to whether the Ported Software meets the Acceptance Criteria, based on his or her review of all pertinent information and documentation relating to the Ported Software and the arguments, supporting evidence and responses of the parties. The costs of engaging the Mediator shall be borne equally by the parties. Upon said written decision by the Mediator, the parties hereto shall execute and deliver to each other a written statement endorsing and accepting the Mediator's decision and confirming that the Mediator's decision shall be deemed to be a final and legally binding agreement and conclusion of the parties as to whether the Ported Software meets the Acceptance Criteria. Troika and JNI hereby expressly agree that such agreement and conclusion shall not be subject to further arbitration, litigation or any other dispute resolution proceedings.

4.    SOFTWARE LICENSE

        4.1    License Grant.

          (a)  Subject to the terms of this Agreement, Troika hereby grants JNI an exclusive, perpetual, royalty-free license to (i) use, reproduce, and modify the Source Code (and any modifications thereof) for use in the Exclusive Field, and (ii) to use, reproduce, modify, distribute, display and transmit the Software (and any modifications thereof) for use in the Exclusive Field.

          (b)  Subject to the terms of this Agreement, Troika hereby grants JNI a non-exclusive, perpetual, royalty-free license to (i) use, reproduce, and modify the Source Code (and any modifications thereof) for use in the Non-Exclusive Field, and (ii) to use, reproduce, modify, distribute, display and transmit the Software (and any modifications thereof) for use in the Non-Exclusive Field.

          (c)  Subject to the terms of this Agreement, Troika hereby grants JNI an exclusive, perpetual, royalty-free license to distribute the Software (and any modifications thereof) to Hitachi Data Systems and its distributors and resellers.

          (d)  Troika expressly reserves the right to (i) use, reproduce and modify the Source Code (and any modifications thereof) for use in the Non-Exclusive Field, and (ii) use, reproduce, modify, distribute, display and transmit the Software (and any modifications thereof) for use in the Non-Exclusive Field.

        4.2    Sublicensing.    JNI may sublicense its rights under Section 4.1 to its distributors, resellers, sub-contractors and end users, provided that any such sublicense shall be subject to the terms and conditions of this Agreement. JNI will license the Software to its end-users under terms that are no less protective of Troika's rights in the Software than the terms set forth in Exhibit F.

        4.3    Limitations on License.    JNI shall not remove or alter any copyright, trademark, or other proprietary rights notices from any copies of the Software, and shall reproduce such notices on any copies made by JNI as permitted under this Agreement.

        4.4    Ownership.    Subject to the Promissory Note referenced in the Asset Acquisition Agreement (the "Promissory Note"), this Agreement does not convey any rights of ownership in the Software or the Source Code. Except as otherwise set forth in the Promissory Note, all right, title, and interest in the Software and the Source Code shall at all times remain the property of Troika or its licensors. All right, title and interest in any derivations, modifications or Updates to the Software developed by JNI and its sublicensees shall at all times remain the property of JNI or its sublicensees.

5.    SUPPORT SERVICES

        5.1    Technical Support.    In addition to the support services described in the Transition Services Agreement between the parties executed concurrently herewith, Troika will provide JNI with reasonable technical support for the Software via telephone or electronic mail until acceptance of the Ported Software under Section 3.4. Thereafter, Troika will use commercially reasonable efforts to provide technical support for the Software as requested by JNI from time to time, at Troika's then-current rates for similar services.

        5.2    Error Correction.    During the one (1) year period following the Effective Date, (a) Troika will provide JNI with a monthly report detailing any Errors reported to Troika during such period, and (b) each party shall provide to the other party any Updates or information regarding corrections or workarounds for Errors developed by such party. Troika may use any such Updates or information provided by JNI solely for the purpose of supporting and maintaining the Software.

6.    LIMITED WARRANTY

        6.1    Warranty.    Troika warrants to JNI that the Software will perform substantially in accordance with the documentation therefor for a period of ninety (90) days from the date of delivery to JNI. JNI's sole and exclusive remedy for any breach of the warranty described in this Section shall be, at Troika's option, repair or replacement of the nonconforming Software or a refund of fees paid by JNI to Troika hereunder for such nonconforming Software.

        6.2    DISCLAIMER OF WARRANTIES.    THE WARRANTIES SET FORTH IN SECTION 6.1 ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY TROIKA WITH RESPECT TO THE SOFTWARE. TROIKA MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SOFTWARE OR ANY SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS.

7.    TRADEMARKS

        7.1    Trademark Usage.    During the term of this Agreement, JNI and its distributors and resellers may use the Marks in the marketing, promotion and distribution of the Software so as to inform end users that the Software belongs to and is licensed from Troika. Such use shall not be subject to approval in advance by Troika, provided that: (a) all use of the Marks for the 1 Gbps HBA product substantially conforms with Troika's use of such Marks as of the Effective Date; and (b) all use of the

Marks for the 2 Gbps HBA product substantially conforms with the form mutually agreed upon in writing by the parties.

        7.2    Ownership of Marks.    Ownership and all right, title and interest in and to the Marks are and shall remain vested solely in Troika. All use of the Marks by JNI shall inure to the benefit of Troika. JNI shall provide to Troika, at no cost to Troika, examples of its use of the Marks and shall modify such use if requested by Troika. JNI shall not adopt any trademark, trade name or service mark which is confusingly similar to the Marks.

8.    CONFIDENTIALITY

        8.1    Nondisclosure.    Each party agrees that it shall not use, disclose or grant the use of the Confidential Information of the other party except on a need-to-know basis to those directors, officers, employees or (sub)licensees to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain or shall have obtained written agreement of any such recipient to hold in confidence and not make use of confidential information such as the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information. Without limiting the foregoing, JNI acknowledges that the Source Code is Confidential Information of Troika; and Troika acknowledges that all source code disclosed to Troika by JNI, whether prior to or after the Effective Date, is Confidential Information of JNI. JNI shall treat the Source Code with at least the same level of care with which it handles its own trade secrets and most confidential information. JNI may reveal the Source Code only to those (a) who need to know the Source Code, and (b) who are informed of the extreme confidential nature of the Source Code. JNI shall cause all authorized recipients of the Source Code (including, without limitation, its directors, officers, employees, agents, representatives, affiliates, licensees, sublicensees, and contractors) to fully comply with the provisions of this Section 8 and shall be responsible for any breach thereof by any of such recipients.

        8.2    Terms of this Agreement.    Except as otherwise provided in Section 8.1 or 8.3, during the term of this Agreement and for a period of five (5) years thereafter, neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties shall agree in writing upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

        8.3    Permitted Disclosures.    The confidentiality obligations contained in this Section 8 shall not apply to the extent that such disclosure is reasonably necessary in the following instances: (a) complying with an applicable law, regulation of a governmental agency or order of a court of competent jurisdiction, (b) obtaining approval to test or market a product, (c) prosecuting or defending litigation, and (d) disclosure to investment bankers, investors, and potential investors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 8, provided in each case that the disclosing party shall provide written notice thereof to the other party and reasonable opportunity to object to such disclosure or to request confidential treatment thereof, if available.

        8.4    Continued Protection of Software.    During the term of this Agreement, Troika will treat the Source Code as confidential, proprietary and trade secret information, with at least the same level of care with which it handles its other trade secrets and most confidential information, and will not disclose or otherwise deal with it in such a manner as to cause the loss of such confidentiality or trade secret protection by release thereof into the public domain. In addition, Troika will ensure that all of its employees and contractors who are engaged in performing the development work as outlined in the Statement of Work, or who otherwise have access to the Source Code, have executed a valid and enforceable confidentiality agreement with Troika prohibiting disclosure of the Source Code except under certain limited circumstances.

9.    TERM AND TERMINATION

        9.1    Term.    This Agreement will take effect on the Effective Date, and, unless earlier terminated as set forth herein, shall continue in effect until expiration of the last to expire of Troika's patent, copyright or trade secret rights in the Software.

        9.2    Termination by JNI.    At any time following acceptance of the Ported Software under Section 3.4, JNI may terminate this Agreement by ninety (90) days prior written notice to Troika. Any such termination shall not affect any payments required under the Asset Acquisition Agreement.

        9.3    Termination for Cause.    A party may terminate this Agreement by written notice to the other party upon or after the breach of any material provision of this Agreement by the other party, if the other party has not cured such breach within thirty (30) days after written notice thereof from the non-breaching party.

        9.4    Effect of Termination.    The provisions of Sections 4.3, 4.4, 6.1, 7.2, 8, 10 and 11 will survive any expiration or termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or in the Asset Acquisition Agreement, the provisions of Section 12.3 of this Agreement, the provisions of Section 13.3 of the Asset Acquisition Agreement, and the provisions of Section 4.4 of the Transition Services Agreement shall terminate and be of no further force or effect upon any expiration or termination of this Agreement.

10.  INDEMNITY

        10.1    By Troika.    Troika shall indemnify and hold JNI harmless, and hereby forever releases and discharges JNI, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all claims, demands, actions and other proceedings by any third party alleging that the use, reproduction, modification, distribution, display or transmission of the Software infringes any copyrights, patents or trade secret rights of any third-party (a "Claim"). In the event of a Claim or if Troika believes such a Claim is likely, Troika may, in its discretion, modify the Software so that it is no longer infringing, obtain a license for JNI to continue using the Software as provided in this Agreement or terminate this Agreement. The obligations and remedies set forth in this Section shall be the sole and exclusive remedies of JNI for the infringement of third-party rights by the Software. Troika shall have no obligation under this Section for any Claims to the extent arising from (i) modification or attempted modification of the Software by any party other than Troika, (ii) use of the Software beyond the scope of the licenses granted herein or (iii) a breach by JNI of any restriction set forth in this Agreement.

        10.2    By JNI.    JNI shall indemnify and hold Troika harmless, and hereby forever releases and discharges Troika, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from a Claim that would not have arisen but for (i) a modification or attempted modification to the Software made by JNI, (ii) a use by JNI that is beyond the scope of the licenses granted herein, or (iii) a breach by JNI of one or more restrictions set forth in this Agreement.

        10.3    Procedure.    A party seeking indemnity under this Section 10 (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitee so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Section 10 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 10 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 10. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 10.

11.  LIMITATION OF LIABILITY

        EXCEPT WITH RESPECT TO LIABILITY ARISING UNDER SECTION 8, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, WHETHER SUCH DAMAGES ARISE UNDER A TORT, CONTRACT, OR OTHER CLAIM, OR DAMAGES TO SYSTEMS, DATA, OR PROGRAMS, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL TROIKA'S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED TWO MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS ($2,500,000).

12.  GENERAL TERMS

        12.1    Governing Law.    It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement.

        12.2    Assignment; Binding upon Successors and Assigns.    Neither of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that: (a) JNI may assign its rights under this Agreement (i) to any majority-owned subsidiary of JNI, provided that JNI guarantees the obligations of such subsidiary hereunder, or (ii) to any successor of JNI through any merger or consolidation, or purchase of all or substantially all of JNI's stock or all or substantially all of JNI's assets; and (b) subject to the provisions of Section 13.3 below, Troika may assign its rights under this Agreement to any successor of Troika through any merger or consolidation, or purchase of all or substantially all of Troika's stock or all or substantially all of Troika's assets. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

        12.3    Limitation on Assignment.    Subject to the provisions of Section 10.4 above, prior to the earlier of December 31, 2002 or the date of JNI's acceptance of the Ported Software under Section 3.4,

Troika shall not assign its rights under this Agreement (whether by operation of law or otherwise) to Emulex Corporation or QLogic Corporation without the prior written consent of JNI, which consent shall not be unreasonably withheld.

        12.4    Severability.    If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

        12.5    Entire Agreement.    This Agreement, the Exhibits and Schedules hereto, the documents referenced herein (including, without limitation, the Asset Acquisition Agreement, the Transition Services Agreement and the Promissory Note), and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

        12.6    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

        12.7    Amendment and Waivers.    Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

        12.8    Notices.    All notices and other communications hereunder will be in writing and will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the day after dispatch if sent by overnight courier, (iii) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (i) or (ii)), properly addressed to the parties at the following addresses:

Troika:	Troika Networks, Inc. 2829 Townsgate Road Westlake Village, CA 91361-3017 Attention: President and Chief Executive Officer
Facsimile No. (805) 371-1344
with a copy to:	Squire, Sanders & Dempsey LLP 801 South Figueroa Street 14th Floor Los Angeles, CA 90017 Attention: Hillel T. Cohn, Esq.
Facsimile No. (213) 623-4581
JNI:	JNI Corporation 10945 Vista Sorrento Parkway San Diego, CA 92130 Attention: Chief Executive Officer
Facsimile No. (858) 523-7005
with a copy to:	Gray Cary Ware & Freidenrich 4365 Executive Drive, Suite 1100 San Diego, CA 92121-2133 Attention: Cameron Jay Rains, Esq.
Facsimile No.: (858) 677-1477

        Either party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

        12.9    No Joint Venture.    Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

        12.10    Export Requirements.    JNI agrees to comply with all applicable export control laws and with any regulations issued from time to time by the U.S. Department of Commerce and similar agencies concerning exporting, importing, and reexporting the Software.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

JNI CORPORATION
By
Name	Neal Waddington
Title	President and Chief Executive Officer
TROIKA NETWORKS, INC.
By
Name	Alan Skidmore
Title	President and Chief Executive Officer

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DEVELOPMENT AND LICENSE AGREEMENT
RECITALS